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Cimpress Provides Fourth Quarter Fiscal Year 2020 Financial Update

Dundalk, Ireland, June 17, 2020 -- In light of the exceptional circumstances of the COVID-19 pandemic, Cimpress plc (Nasdaq: CMPR) provided an extraordinary update on its financial results today, which is approximately mid-way between Cimpress’ earnings announcements for the quarters ending March and June, 2020. Such mid-point updates are not expected in the future.

“Although we expect a lengthy and possibly non-linear recovery from the effects of the pandemic, Cimpress’ recent revenue and profit trends have been more favorable than we expected,” said Robert Keane, founder, chairman and CEO of Cimpress. “We are supporting small businesses as they begin to get back to business and augmenting our traditional product lines with offerings that address the needs of customers during the pandemic. Many of our businesses have produced and/or donated face shields and masks to hospitals and frontline workers, and our largest business, Vistaprint, is donating 10% of replaceable filter mask revenues to aid small businesses and communities which are impacted by the pandemic. Vistaprint has already donated $1,000,000 to the Save Small Business Fund it co-founded with the U.S. Chamber of Commerce Foundation and $500,000 to the NAACP to support Black-owned small businesses.”
As noted in Cimpress’ third fiscal quarter earnings document on May 5, 2020, for the month of April Cimpress’ consolidated bookings declined approximately 51% year over year, and all segments' bookings performance improved in the second half of April relative to the first half. While there is continued week-to-week volatility, that improvement continued for all segments through the month of May with the year-over-year decline in consolidated bookings lessening to approximately 25%. We believe these trends are the result of our shift in focus to products and product content templates that our customers need in the current environment, as well as the gradual relaxing of government restrictions to restart economic activity in some markets. For the two weeks ended Saturday, June 13th, consolidated bookings also declined an average of approximately 24% year-over-year.

Bookings is an internal metric we use to understand customer demand. It differs from GAAP revenue due to orders not yet shipped, refunds and credits, and changes in currency rates compared to the U.S. dollar. Underneath the consolidated bookings numbers, the impact of the pandemic across Cimpress continues to vary significantly by business, country, product line and week. Segment bookings performance for April and May 2020 compared to April and May 2019 was approximately as follows:

Segment	April 2020 vs April 2019	May 2020 vs May 2019	QTD May 2020 vs 2019
Vistaprint	-51%	-18%	-37%
Combined Upload and Print	-57%	-40%	-49%
National Pen	-65%	-43%	-56%
All Other Businesses	-6%	+24%	+7%
Total	-51%	-25%	-40%

Cimpress continues to manage its variable costs approximately in line with demand. Advertising as a percentage of revenue was 9% quarter-to-date through May 2020 compared to 12% in the same period last year. Fixed cost reductions for the fourth quarter 2020 are on track with the commentary in our third quarter earnings document. However, given the financial flexibility afforded by the better than anticipated trends in revenue and profitability we have selectively restarted recruiting. Furthermore, effective July 1st, we are suspending our salary restructuring program whereby a portion of quarterly compensation for select team members was replaced by a grant of restricted share units. As described in our third quarter fiscal year 2020 earnings document, the quarterly cash savings from this program was expected to be $9 million for as long as the program remained in place. The quarterly benefit of this program will be realized for the fourth fiscal quarter but not beyond unless Cimpress elects to reinstate the program.

Cimpress had pro-forma liquidity (cash plus available committed credit facility) of $437 million as of March 31, 2020 as described in our April 29, 2020 release. Liquidity as of today remains at approximately that same level driven by positive Adjusted EBITDA and offset by cash outflows from working capital, capital expenditures, capitalized software, cash taxes and cash interest expense.

Cimpress expects to announce fourth quarter and full year financial results on July 29, 2020. Additionally, Cimpress plans to host its annual investor day on August 5, 2020 using a virtual format.

About Cimpress
Cimpress plc (Nasdaq: CMPR) invests in and builds customer-focused, entrepreneurial, mass-customization businesses for the long term. Mass customization is a competitive strategy which seeks to produce goods and services to meet individual customer needs with near mass production efficiency. Cimpress businesses include BuildASign, Drukwerkdeal, Exaprint, National Pen, Pixartprinting, Printi, Vistaprint and WIRmachenDRUCK. To learn more, visit http://www.cimpress.com.

This press release contains statements about our future expectations, plans, and prospects of our business that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995, including the potential effects of the COVID-19 pandemic and the expected effects of the actions we are taking. Forward-looking projections and expectations are inherently uncertain, are based on assumptions and judgments by management, and may turn out to be wrong. Our actual results may differ materially from those indicated by the forward-looking statements in this document as a result of various important factors, including but not limited to flaws in the assumptions and judgments upon which our estimates are based; the development, duration, and severity of the COVID-19 pandemic; our failure to anticipate and react to the effects of the pandemic on our customers, supply chain, markets, team members, and business; our inability to take the actions that we plan to take or the failure of those actions to achieve the results we expect; loss or unavailability of key personnel; general economic conditions; and other factors described in our Form 10-K for the fiscal year ended June 30, 2019 and the other documents we periodically file with the U.S.SEC. In addition, the statements and projections in this press release represent our expectations and beliefs as of the date of this document, and subsequent events and developments may cause these expectations, beliefs, and projections to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.

Cimpress and the Cimpress logo are trademarks of Cimpress plc or its subsidiaries. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.